                                                                                    Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

LESLIE D. HALE JOINS MACY'S, INC. BOARD OF DIRECTORS

CINCINNATI, Ohio, January 13, 2015 – Leslie D. Hale, executive vice president, chief financial officer and treasurer of RLJ Lodging Trust, has been elected to the Macy's, Inc. board of directors.

"Leslie Hale is an accomplished executive with exceptional experience in a wide range of financial disciplines, including corporate finance, treasury, real estate and business development. She will be a tremendous asset to our board's deliberations as we develop strategies to propel our company's continued growth," said Terry J. Lundgren, Macy's, Inc. chairman and chief executive officer. "We also expect that Hale will contribute to the rich diversity of perspectives on the Macy's, Inc. board. We are proud that our company's board is among the most inclusive of any major corporation, and such strong leadership from the top is important as we ensure our workforce, suppliers, marketing and community relationships reflect the multicultural society and marketplace we serve."

The addition of Hale brings the size of Macy's, Inc.'s board of directors to 12 members. Of the 11 independent directors, six are women and four are ethnic minorities.

Hale, 42, was promoted in April 2013 to executive vice president, chief financial officer and treasurer of RLJ Lodging Trust, one of the largest publicly-traded real estate investment trusts focused on the lodging sector, with 150 hotels across the United States. Previously, she was RLJ's chief financial officer and senior vice president for real estate and finance.

Hale joined Bethesda, MD-based RLJ in 2005 after a successful career at GE Capital Corporation, a division of General Electric. She served in roles of increasing responsibility including vice president in the mergers and acquisitions group of GE Commercial Finance and associate director for GE Real Estate in its Strategic Capital Group. In addition to her experience at GE, Hale served as an investment banker at Goldman, Sachs & Co.

Hale earned her bachelor's degree in Finance from Howard University in 1994, and her MBA from Harvard Business School in 2001. She also serves as a trustee of Howard University and lives with her family in the Washington, D.C. metropolitan area.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2013 sales of $27.931 billion. The company operates about 840 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates 13 Bloomingdale's Outlet stores. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).